EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated April 22, 2022, which includes an explanatory paragraph relating to Catheter Precision, Inc.’s ability to continue as a going concern, relating to the financial statements of Catheter Precision, Inc., as of and for the years ended December 31, 2021, and 2020, which financial statements were included both as Exhibit 99.4 to Ra Medical Systems, Inc.’s Form 8-K dated September 12, 2022, and in Ra Medical Systems, Inc.’s revised Preliminary Proxy Statement (Amendment No. 1) dated November 3, 2022, both of which are incorporated by reference to this Form S-8.

/s/ WithumSmith+Brown, PC

WithumSmith+Brown, PC

East Brunswick, New Jersey

February 6, 2023